Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-163511 January 14, 2011

Meet VIXY and VIXM, the Nation’s Only Volatility ETFs.

PROSHARES SHORT-TERM VIX FUTURES ETF (VIXY)

PROSHARES MID-TERM VIX FUTURES ETF (VIXM)

Now, for the first time, you can access volatility with Exchange Traded Funds (ETFs). Introducing ProShares Volatility ETFs benchmarked to S&P 500 VIX Futures Indexes. Because VIXY and VIXM are ETFs, not ETNs (Exchange Traded Notes), you won’t have to bear the credit risk of an ETN’s issuer. Call 866.296.3820 or visit proshares.com.

These ETFs are not regulated under the Investment Company Act of 1940 and are not afforded its protections. Investing in ETFs involves a substantial risk of loss. There is no guarantee any ProShares ETF will achieve its investment objective. These ETFs invest in futures. VIX futures are among the most volatile futures contracts. A fund’s exposure to its index may subject that fund to greater volatility than investments in traditional securities, which may adversely affect an investor’s investment in that fund. Unlike conventional stock-based indexes, it is not expected that the indexes will generally rise over time; therefore, investors should not expect the funds to appreciate in value over extended periods of time. Due to defined time periods and other features, VIX futures indexes and VIXY and VIXM can be expected to perform differently than the VIX. These ETFs are not suitable for all investors. ProShares Trust II (issuer) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling toll-free 866.296.3820, or visit proshares.com. These funds may have different tax implications and generate a K-1 tax form.

ProShares are distributed by SEI Investments Distribution Co., which is not affiliated with the sponsor. Standard & Poor’s®, S&P®, S&P 500®, Standard & Poor’s 500®, S&P 500 VIX Short-Term Futures Index™, and S&P 500 VIX Mid-Term Futures Index™ are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by ProShares. “VIX®” is a trademark of the Chicago Board Options Exchange, Incorporated (“CBOE”) and CBOE has agreed that S&P may use the “VIX®” trademark in the names of the Indexes as licensed to ProShares. ProShares are not sponsored, endorsed, sold or promoted by S&P or its affiliates or CBOE, and S&P and its affiliates and CBOE make no representation, warranty or condition regarding the advisability of buying, selling or holding shares in ProShares. © 2011 PCM 2011-0210